Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2011 relating to the consolidated financial statements and consolidated financial statement schedule of Sears Holdings Corporation and subsidiaries, and the effectiveness of Sears Holdings Corporation and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Sears Holdings Corporation and subsidiaries for the year ended January 29, 2011.

/s/ Deloitte & Touche LLP

Chicago, Illinois

September 15, 2011